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ALL HANDS MEETING
Monday, March 7, 2011
9:30 a.m.
TomoTherapy
1209 Deming Way
Middleton, Wisconsin
Speakers: Frederick Robertson, Thomas Rockwell Mackie
and Euan S. Thomson

MR. ROBERTSON: Good morning. Can you hear me in the back? Well, this is even better than going out to Blackhawk. Thanks for joining us today on short notice. I know by now you have all seen the press release or heard the news that TomoTherapy has agreed to combine with Accuray. I recognize that this may come as a surprise, but the executive team, the board and I believe very firmly that this transaction is a compelling opportunity for TomoTherapy. By joining forces with Accuray, we create the premiere radiation oncology innovator and we have the scale to deliver even greater benefits to patients, to customers and to you, our employees.
From our perspective, this transaction is really a terrific opportunity to bring together two very complimentary technologies that will create a larger, dynamic and more stable organization that is committed to growth and innovation, and with innovation will continue to fight the battle against cancer and improve the quality of life for patients and for all of our stakeholders, again including you.
Productwise we’ll be able to offer the full spectrum of radiation oncology treatments for patients around the world. Moreover, the combined company will bring extraordinary knowledge to the field. We have very strong relationships with customers on both sides, a commitment to innovation and a real passion for advancing the ball in the fight against cancer.
I believe that Accuray is really an ideal partner for TomoTherapy. We share many of the same values and operating principles. Accuray is equally committed to providing innovative products and exceptional service for customers.

I think everybody here has a common question: What does it mean to me? What does it mean to the presence in Madison? Euan will speak to these things, but it’s clear that Accuray really does value Madison as a center for medical excellence and the innovation that we’ve done here, the expertise of our people are really drivers for a continued very strong presence in Madison. With two complimentary but distinctly different product lines, there really is very little overlap in what we do.
You know, Accuray does believe in the strong foundation that we’ve created here in the values of our work force and our people. We faced some tough times here in the last few years, but we’ve really pulled together and we’ve made tremendous progress, and we’ve successfully diversified our product line with a tiering strategy, with TomoMobile, TomoDirect, the Tomo-HD offering, we’ve enjoyed successful geographic expansion. We’ve really enhanced our overall sales and marketing efforts. We’ve made tremendous gains in quality and reliability of our product lines and we’re starting to really turn the corner on profitability thanks to a lot of these initiatives. And, you know, in sum, we’ve created value through all of these efforts, and it’s clear that Accuray recognizes that, and it’s really important that we continue these initiatives. Once again, let’s never lose focus that the reason we’re here is for the patients.
So we think about moving forward, we’ll start doing our integration planning. We will form integration teams both here and at Accuray, and these teams will be evaluating the business very carefully over the next several months. We don’t have a lot of answers today, but we are committed to getting information out to our employees just as quickly as we can.
You know, it’s important to know that this announcement, this public announcement this morning is really the first step in a long process. We’ll have to get regulatory approval from the Federal Trade Commission and from the Securities and Exchange Commission and then ultimately our shareholders are going to have to vote on the transaction, so in the meantime it’s really important to recognize that we are still two independent companies and we need to continue our day-to-day focus on the work at hand.
One key point revolves around the customer interactions. Our customers are used to extraordinary responsiveness and service. They are looking for us for continued leadership in industry-leading products, and we have to maintain those customer relationships as a top priority. We can’t afford any disruption in all of our commercial activities. And I hope you will agree with me that this is very exciting news. One of the most important things again, to harp on the same theme is let’s keep our focus on the patients. They’re counting on us.

I want to thank all of you for your continued support and your dedication, your hard work in building TomoTherapy has made this possible. We will do questions and answers at the end of today, but first I would like you to join me in welcoming Euan Thomson, the CEO of Accuray.
(Applause)
MR. ROBERTSON: Euan is going to spend a few minutes talking about his vision as to the combined entity and our future together.
MR. THOMSON: Thanks, Fred. You can see that Fred and I dressed for each other this morning. You will also see there are four empty seats down there. There are four people that normally show up and didn’t turn up today.
Well, look, I’m not going to speak for too long. The main reason I think to be here is to answer your questions, so the only point of my speaking up front is really if I can answer some of the questions which are probably on everybody’s mind to begin with, but after that, I want to be here long enough to answer as many of your questions as possible.
I guess by way of introduction what I would like to say is that I’ve always had and I still have huge respect for TomoTherapy as a company. I think your technology is spectacular, your achievements as an organization in bringing that technology to market and its implications for cancer patients is just tremendous. So I will be very much looking forward to getting to know you. Some of you I know already, either from recent interactions or from my past life, which has been very much in the radiation oncology field. The rest of you I do look forward to getting to know, and feel free at any time I’m around certainly to take me aside, ask questions, make comments. I’m perfectly okay with that.

So let’s think about some of the questions that I’m sure are on your mind. Firstly, Accuray, what is Accuray? Some of you know the company, some of you know our technology to make sure you all understand first of all. So we’re a Sunnyvale, California-based company, as you can tell from my accent. We have a very similar pedigree actually to TomoTherapy, founded around about the same time, went public around about the same time, faced many of the same battles, clearly many of the same competitors and, you know, for the most part, we fought and won as many victories as you have, so we’re as tough as you guys, I think, but we’ll find out.
Our technology is the CyberKnife. It’s a robotic image-guided solution for full-body radiosurgery. We have strong technical expertise I would say in many of the areas that you have, such as software and treatment planning, image guidance, additionally in robotics and linear accelerators, we have a very strong team, an engineering team who are, I would say, some of the world experts in linear accelerator technology. So I think we will fit together very well in terms of helping one another and helping each product line to accelerate.
What does this really mean? Why does this make sense? I think you should know the tag line for this, for what we’re doing here is that it’s bringing together two best in class technologies to create the premire company in the radiation oncology space, and that really is how I see it. There’s no doubt in my mind that you have the best technology for radiation therapy, in particular for the high-end treatment for IMRT treatment, more laterally with TomoHD moving into the more routine side of things, but I firmly believe you have the best technology for radiation therapy. We have the best in class product for radiosurgery. We have grown the clinical field from a base of just treating brain tumors to treating tumors throughout the body, and we value and are very motivated by the clinical difference that we make, and I think together we share a vision for changing the way in which radiation oncology is delivered.
And then I’m going to move on now and let me think about, you know, acknowledging what is uppermost on all of your minds, you know, what does it mean to you personally? The overriding message about this transaction is really that it’s about scale. You know, we know that we have battled against a significant market presence from other companies. This is about scaling the operation. We truly can help one another. This is not about cost cutting and cost saving. There will definitely be some synergies. I would encourage all of you to listen to the conference call that we just did for investors and analysts if you haven’t heard it already. We address this issue pretty clearly, that generally we’re not just two public companies. We’re two small public companies, and the overhead that any public company carries is significant. That’s clearly a cost synergy. We talk to many of the same customers on a regular basis. We attend most of the same trade shows. Those activities are things that can generate significant cost savings and improve the profitability of a combined organization. It’s not about cutting activities. That’s where the combined activities are where we gain. So accelerating R & D, for example, having double the sales force, double the market presence, being able to look after customers more efficiently than we do today, those are scaling things which are going to help the organization grow as a whole and to help us double the rate hopefully of accelerated growth for combined organization over and above what we can achieve individually, so that’s our objective.

So I don’t — as Fred indicated, we don’t have details yet of every single person’s position and what will happen to every single job in the organization. I truly don’t have that today, and I can’t answer specific questions.
The next step will be to put together a combined integration team to start looking at how we can maximize the benefit of every individual inside both organizations and how we will best function together. We will be doing that. And one thing I commit to you as I do find out more information, I will share it with you and I will be as open as I possibly can at every stage about the latest aspects of planning and the latest aspects of integration, and we will dive into that.
As the rest of the process that Fred describes takes place, we will dive into integration and we will quickly develop a firm idea of how the two organizations will operate most effectively together. But as we go through that again, please, please remember, we are committed to a significant presence here in Madison, Wisconsin. This is your home. It’s the home of the technology. We respect that, we believe in it, we believe in you as a team, and we will support that going forward.
We do believe that this is about growing an organization, about scaling an organization and accelerating the growth of that combined entity. So those two things together hopefully will give you some comfort this is not about a group of sort of private equity people coming in and just sort of cutting to drive profitability.
So what did I miss out? It’s good to hear people working there. That’s actually my next and probably my final point. Our competitors will be all over this transaction. They will be out there spreading tales of confusion, of disruption inside the organizations. We have to — and this is a message that I know Fred will be re-enforcing and I’ll be delivering to Accuray very solidly over the next few weeks and months — we all have to stay focused. We’re two organizations that are used to proving our competitors wrong. We have to do it again during this transition. We have to show them that we can transition smoothly, that we can operate together well, that we can remain focused on our customers, that we can keep the commercial side of the organizations going, and that we can really go out there and provide acceleration from day one. So that will be my request to you, would be really to maintain that focus, and I’ll be making that request of the Accuray team as well.
So we’ll do some questions and answers, and then I think Rock is going to say a few words, but other than that, I would just say again I look forward very much to getting to know you all. Thanks for your time today.

(Applause)
MR. MACKIE: So I do have some prepared remarks. As you know, I never have prepared remarks, but today it’s special. So merger announcements are really like wedding announcements, and you and I are parents. Actually I’m more like a grandfather, but I feel like a parent. I’m still young enough, I think. So when you find out that your son or daughter wants to get married, you have great apprehension, and so you should. That’s perfectly natural. You first worry of whether the partner is good enough for your beautiful son or daughter. Isn’t there a chance that they’ll be hurt? You examine the character of the partner.
Let me tell you my opinion. I have watched Accuray grow up through much of my career. At first I thought that their product, the CyberKnife, was a little scary. A robot holding a ray gun? Surely patients wouldn’t accept it, and maybe at first many had the same opinion. But over the years, I watched Accuray grow up and become the dominant player in stereotactic radiosurgery and now the main player in dedicated extracranial radiosurgery. In my mind today the CyberKnife is the leading choice for frameless cranial radiosurgery and treatment of smaller tumors and liver tumors, lung tumors and many other tumors that can move during the treatment and need to be treated with precision over a short course of therapy, but TomoTherapy is a worthy partner as well.
TomoTherapy invented daily image guided intensity modulated rotational radiation therapy. It is the leading way that large and complex tumors are treated. And now with TomoHD, we’re showing the world how to quickly and precisely treat simplier tumors, like breast cancer and bone mass. A couple is stronger when they have complimentary characteristics and shared interests, and our couple certainly has.
You also wonder about the in-laws. Let me tell you what I know. I first spent time with Euan at a meeting in Brazil when he was with Accuray for only a short time. Being both a medical physicist — he doesn’t talk like a medical physicist, does he? Being both medical physicists by training and medical device execs, we hit it off right away. Euan is extremely intelligent, focused and has a wonderful sense of humor and an expansive perspective. I believe he will be a good leader for us. He will allow our culture to continue, and like Fred, he will be fair and still allow a good work life balance, and he will demand honesty and excellence of everyone.
There will be lots of questions that we cannot answer right now. The wedding is still months off. I am confident that as you get to know the new relatives, you will get more and more confident that the right decision has been made. When the announcement is consummated in a June wedding perhaps, the companies will have more financial stability and protection against the uncertainties of the world that will outweigh any concerns about the loss of identity or change in lifestyle. And with a little luck, other product lines will be conceived, pregnant with protons perhaps?

So I would like to tell you that I think this is a wonderful move for both companies. I think it’s great for our patients, great for our customers, and I think it will be great for you. So I would like to congratulate you all on this announcement and thank you very much for your hard work in the past and going into the future. Thank you.
(Applause)
MR. ROBERTSON: Thanks, Rock. Euan, do you want to come up and join me and we’ll be happy to take questions from the audience. We are recording this, so we will be repeating the questions. Yes, go ahead.
QUESTION: Has a new name been chosen or are we going under the Accuray name?
MR. THOMSON: I think the overriding company name will be Accuray, but we are very, very conscious of the brand equity that you have developed, and I think the TomoTherapy name and the TomoTherapy brand will continue to feature strongly. The exact balance on how we do that, there will be better marketing brains than me behind it.
How does a medical physicist talk, Rock?
MR. MACKIE: Not nearly as articulately as you.
MR. THOMSON: You do pretty well.
(Question asked)
MR. THOMSON: Yes, absolutely. The question was, can I describe Accuray’s culture. I would say from what I have learned so far of your culture, it’s actually very similar. We’re very passionate about what we do. We firmly believe in the overriding mission. If you look on the back of our business cards, our tag line as a company is, “Our business begins with patients.” And that’s on everybody’s business card and we firmly believe that. We believe that if we focus on what’s best for the patient, in the end, good business will follow, and we live by that. We are a very ethical company. We have, on our name tags, such as the ones that you’re wearing, on the back of those name tags we have a set of Accuray values that we try to honor and live by and everybody is expected to honor and live by, and they’re basically about respect for the individual in different forms or another. They are about showing respect. We have a set of leadership values, a set of management values, so we’re very kind of value oriented, as I said, very passionate.
I think from a business perspective, I like to think of us as real problem solvers. We’re very innovative. We are very creative. We love to solve problems. We love technology, as I know you do, and I think everybody that has known about this that I’ve been able to talk in advance, is really excited about the whole idea of this and getting together and sharing ideas, and sort of looking for ways that we can really move things along between us. This will change the industry, and I know that the Accuray team is going to be incredibly excited by that. Hopefully you are, too.
(Question asked)
MR. THOMSON: You know, I don’t have all of those details yet — oh, I’m sorry. So the question was really do you have any leading indicators by department and function of what having a presence in the Madison area really means, is that a fair? Yeah. So I think we don’t have the details by department yet, but we’re going to be working with you to sort that out, but some things to me are clear. This is a center for medical innovation. You have a lot of very good research activities and development activities taking place here. You have a spectacular manufacturing facility. In fact, we don’t do an awful lot of manufacturing of the CyberKnife. We tend to — we tend to assemble the CyberKnife. We do make (inaudible) accelerators, which is something that you don’t do here, but I think from a manufacturing standpoint my guess is that we’ll find some significantly smooth ways of operating together and supporting one another. And I don’t think we’re really looking, not at the outset, we’re not looking for kind of widespread disruption for either business and for moving people around. I think it really is about kind of sharing ideas and finding ways to communicate. I mean, communication channels are relatively easy to sort out these days. I don’t know the exact details, and that question, by the way, doesn’t just apply to everybody in this room. I think it will be equally on the minds of those listening in and watching from the regional organizations. They’ll have the same type of question.

So we don’t know the details right now, but I’ll just finish by going back to the comments that I made earlier, which is, this is about scale and it’s about, you know, using a much larger force to drive open the market.
(Question asked)
MR. THOMSON: I can’t tell you — I’m sorry, yes. So the question was about CPAC and whether or not we anticipated a scaling of the investment in CPAC as we sort of bring the two organizations together.
Again, there’s a little bit of a question mark over that, other than to say that we are very attracted by the CPAC technology. It was one of the things when we looked at the whole profile of TomoTherapy, it’s clearly a great development. It will be a huge technological step, assuming it can come to market. The only reason I’m really holding back right now is because obviously we — there’s a business element to it as well, and part of the scaling of any investment or the way in which we interact with CPAC will depend on discussions with CPAC’s own investors that haven’t taken place yet, so we have to kind of get through those discussions first, but from a technological standpoint, from a clinical standpoint I can say that yes, it’s extremely interesting.
So they’re pressing star 1 and following all of the over instructions on the phone. Did that lead to any questions?

MR. ROBERTSON: Any questions from the remote listeners?
(No questions on the phone. Thank you.)
MR. THOMSON: The instructions are too complex.
MR. ROBERTSON: Other questions from this group? Way in the back.
(Question asked)
MR. THOMSON: Thank you for that question, yes. What are the number of units that you have installed worldwide. We had as of the end of the last quarter 222, so that compares to your 350. So together it’s a significant scaling of both organizations.
I have some comparative metrics which I may kind of go down. I was going to do that in the prepared remarks and I didn’t really get to them. So just to give you an idea, so your revenue last year was $195,000,000. Our revenue for the same time period, it’s a little bit complicated because we have a different fiscal year from you, but I sort of calendarized the numbers so that we could do a direct kind of comparison. So yours was 195.4 million. We were 206.1 million. So retrospectively, again I can’t give a revenue forecast, but retrospectively it’s about a doubling of each company’s revenue.

Product backlog, last reported backlog as of the end of December, you had 133 million, we had 170 million of product backlog, so again on the order of magnitude of 300 million. The installed base we’ve covered. So most things when you think about it, if you’re microscoping, you think about doubling. And the key as I mentioned early on, think about double the number of sales people contacting essentially the same customer group. That has to be impacted for both product lines.
(Question asked)
MR. THOMSON: Yeah, I don’t have that breakdown with me. You have a higher proportion of service people than we do. I think on the metrics, we’re actually pretty similar. I think we have a smaller manufacturing group than you, as I said, because most of the manufacturing is really assembly.
MR. MACKIE: Research and development is essentially identical.
MR. THOMSON: Yeah, R & D is very similar.
(Question asked)
MR. THOMSON: Yes. So the question was are there immediate synergies, such as pulling customers together, customers who have one of the two technologies now. I don’t know how immediate it is. Commercial operations have to wait until after the deal is closed. We can’t embark down sort of combined operations until that happens. But when I think about it, the way I described it to people earlier on today, I think we’re dealing with the same gene pool. We’re dealing with, you know, generally people that are looking for something new, they’re looking for something innovative. We have a roughly small number of customers that overlap right now. Those ones that I know of that overlap are very, very passionate about both technologies, which I think is good.
One thing I think we can look forward to in the future is really putting this customer group together because we may find that the fastest acceleration we get for both customers amongst the other companies, the existing pool of customers, just because they are open to new ideas and they are open to new ways of thinking about delivering radiation treatments. So I think, you know, it’s a very good question, and I think hopefully it will be something that we capitalize on very soon.
(Question asked about who proposed to who)

MR. THOMSON: Well, by the time you reach a proposition, both parties always know the answer, so I’ll skirt that one.
(Question asked)
MR. THOMSON: So we have about — I’m sorry. The question was how profitable is our service organization. We generate about a 39 percent gross margin in service as of last quarter and our product risk margin is about 60 percent.
(Question asked)
MR. THOMSON: Was there a reason this acquisition was done at this particular time? I think Fred can add from TomoTherapy’s perspective, but I can probably give you a high-level view of why I think this makes sense now. When we look at things, obviously a challenge to you has been the service area, you know, some of the reliability issues have led to significant investment in service, which is absolutely the right thing to do to make sure customers are satisfied. They come first after all, but nevertheless it’s clearly a drain on the organization. Scaling the service organization can definitely help with that, so that makes sense now as much as it probably makes sense sort of a year ago and a year from now. That thing, it’s just a scaling benefit that we will all get.
When I look at things from different elements, different areas, I think the way I view your product line, you started off really at the very high end of radiation therapy. You started with IMRT and you found a solution that no other manufacturer, no other engineering group was able to find, which was to make it easy for people to deliver this very sophisticated form of treatment, and I think laterally I’ve watched as you’ve developed TomoHD and developed into more of a routine end, you now have a pretty complete portfolio through TomoHD of treatments that can be delivered. One of the things I think that maybe you don’t have yet and that we may be able to help you with by working together might be motion management, and we actually — I think we’re ourselves kind of the world experts because we come from the motion management area, we come from image-guided robotics, and that was one of the leaders for our business development. So I think it makes sense from that kind of technology and engineering perspective. And looking back to what I just said about the service area, service is a challenge. There’s a scaling of the service, but there’s also maybe helping to find accelerated ways to solve the problems of reliability of the device itself, and you have some great programs in place already that we’ve kind of looked into and got a huge amount of respect for. It’s possible that we can help with that even more with our expertise in linear accelerators, I think that this will be a great time to work together to find methods for accelerating those technical solutions.
So I think almost every area of the business I look at, it makes sense today, you know. I can’t specifically answer why it didn’t happen a year ago or three years ago. I know one of the benefits to me is going to be that I won’t have to answer questions from investors as to why haven’t we already done it, but I do think it makes a lot of sense today.
Fred, did you have anything to add?
MR. ROBERTSON: No, I think that’s a great summary.
(Question asked)
MR. THOMSON: Yes. Not SAP. Sorry. (Applause). I think in that case everybody guessed the question, but the question was, you use SAP, what do we use? We use AX. It’s a fairly new implementation. To be really fair, I don’t know that there is a single solution for companies of our sizes to adopt and to implement and really generate huge efficiencies from in a short space of time. All of them require a significant overhead in terms of work and financial as well, but I think we’ll work through the solution together. I don’t know exactly what that looks like yet, but we’ll work through the solution together. We’ll get there.

(Question asked)
MR. THOMSON: So the question was about, I said that we have expertise in the linear accelerators and what does this do to the Twin Peaks operation. Again, some of the details we have to sort through, but I don’t think anything radical. I think the progress that’s been made there appears to be significant, and obviously they’re providing great value to your future operation, so we wouldn’t be looking to disrupt something that’s truly having value, such as they are. I think from our side, we may well be able to participate with some of the R & D, maybe even on-site at the Twin Peaks facility, but I don’t think there’s any microscopic changes anticipated in that area.
(Next question) I’m just wondering what will happen with stock options, if we have stock options with Tomo, and they’re not exercised?
MR. ROBERTSON: The question is what happens with stock options. As the press release detailed, the acquisition for shareholders is roughly two-thirds cash, one-third stock. The stock options will roll forward into Accuray stock. It gets pretty complicated, and rather than me trying to give you a detailed response, we will post on a website more detail around what happens with options and the programs going forward, but we’ve given thought to really all of the elements, including the employee stock purchase program and those types of things.
MR. THOMSON: I mean, our objective is to motivate you clearly. We want you to feel the same motivation after the transaction closes as you feel today, so that’s what we’ll try to do.
(Question asked)
MR. THOMSON: The question was do we have offices in locations other than Sunnyvale, California, particularly you’re asking about the international side, correct? We divide the world into four regions. Those regions are the Americas, so we actually have, I think which is slightly different from the way that you operate in America’s region, and that includes North and South America.
The other regions, we split Asia Pacific, the total Asia Pacific into two. We have one region by itself, which is Japan, and we have another region, which is the rest of the Asia Pacific. And then we have what we refer to as the European region, but it’s really — it’s actually Europe and India, the Middle East and Africa, and that’s our largest nonAmericas region. Our head offices are in Tokyo and Hong Kong and Paris for those regions. We have smaller regional offices, which for the most part are virtual offices, but they’re smaller locations in several other countries, but those are the headquarters of each of our regions. Again, as I mentioned just now, we’ll have to look at some of the details of how those regional operations come together, but again, it’s all about driving scale and driving market presence.
MR. ROBERTSON: Other questions?
MR. THOMSON: Anybody work out the star 1 on the other instructions?
MR. ROBERTSON: One more call on the telephone, any questions from the remote listeners?
(No questions on the phone)
(Question asked)

MR. THOMSON: That’s a good question. The question was essentially how will the sales forces operate together and is there a potential for any conflict when it comes down to use of capital to make one purchase, is that right? I think that there are actually several ways in which we can get the sales forces to work together, and to some extent it will depend on which territory we’re looking at in the existing sales model. My general impression is where the sales forces are direct sales forces, so, for example, you know, we overlap clearly in the United States. We have to find a solution, and this is just my current thinking. My current thinking is really it will be useful to provide the customer with one point of contact. That’s probably where we should focus to start from that perspective, and to have them going to two different people depending on which product they’re thinking about, would somewhat lead to competition between the two salespeople and it could lead to a lot of confusion with the customer, and we may end up negotiating against ourselves.
So my general feeling is that where we’re direct, we should try and find ways for the sales force to manage a particular customer relationship. Other areas, other parts of the world where we’re using distributors, for example, it may not be quite that way and we have to sort through some of those details, but we have some excellent distributors and I know you have some excellent distributors, and in many cases those are in the same location, so I would say why would we want to change that? What the scaling may do under those circumstances is to enable us to put in a dedicated person who could address management of both of those distributors and provide them with an additional level of support that they don’t currently get. And, you know, the same can be true of service, where we have a significant installed base that’s created by putting two smaller sets of installed base together. So it’s not a very clear answer, but I think the way we’ll approach it is generally look at it from the customer’s perspective and to try to make it easy for them to go to one point of contact, and in that way we’ll somewhat reduce the risk of people competing between the product lines.
(Question asked)
MR. THOMSON: So the question was you know, why, if we’re similar profiles, why are we the acquirer and not the acquiree? I think the first thing to bear in mind, let’s think about the cultural aspects first of all, and I think we’re similar cultures. We have similar pedigrees, similar size and from a financial perspective, it’s called an acquisition, but we recognize from a managerial perspective that we’re bringing together two strong organizations of similar size, and that’s going to be our objective going forward to recognize that.
So what it says on sort of the public documents is one thing, but how we approach it from a cultural perspective is something different. But I think probably what’s led to the difference I would say is that the business models are slightly different, you know. We’re growing a new market. We have a unique technology. We have focused on a slightly different business model from the beginning, and what it’s led to is a significant difference, I think, in the profitability of the two product lines. You know, I didn’t read out the net income one, but the net income line last calendar year we made 6.8 million, and at the same time period unfortunately you lost 29.9 million, so I think overriding, that’s the biggest difference between the two organizations. Now having said that, the immediate benefit we will get as we talked on the call this morning, that we think in a steady state, even kind of top line before we get into detail, there should be about 25 million of synergies, and this is just dealing with kind of the GNA expenses of being two public companies, attending one set of trade shows, various other, fairly obvious synergies from bringing two companies together, but those synergies will certainly compensate to some extent for the losses that you’ve experienced, and you are on a track to improve as well. So you’re on a very good trajectory. The synergy is going to accelerate that, and I think that the end result will be the combined added value for the shareholders of both companies.
Again, thank you very much, and I was sincere when I said that I am looking forward to getting to know you all. (Applause).
MR. ROBERTSON: Thanks for joining us this morning. I believe there are some refreshments in the lobby area. We’ll hang around here for a while and be happy to answer questions individually if you would like as well. Thanks.
(Adjourning at 10:13 a.m.)

ALL HANDS MEETING
Monday, March 7, 2011
9:30 a.m.
TomoTherapy
1209 Deming Way
Middleton, Wisconsin
C E R T I F I C A T E
I, TRUDI B. DELAIN, do hereby certify that as the duly-appointed shorthand reporter, I took in shorthand the proceedings held in the above-entitled matter on the 7th day of March 2011, and that the attached is a true and correct transcription of the proceedings so taken to the best of my ability.
Dated at Madison, Wisconsin, this 7th day of March 2011.

TRUDI B. DELAIN, Notary Public
Certified Shorthand Reporter

Additional Information About the Merger and Where to Find It
This communication is being made in respect of the proposed merger transaction involving Accuray Incorporated (“Accuray”) and TomoTherapy Incorporated (“TomoTherapy”). In connection with the proposed transaction, Accuray will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 and TomoTherapy will mail a proxy statement/prospectus to its shareholders, and each will also be filing other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to TomoTherapy’s shareholders. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about TomoTherapy and Accuray, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Vice President and General Counsel, TomoTherapy Incorporated, 1212 Deming Way, Madison, Wisconsin, 53717, (608) 824-2800.
Participants in the Solicitation
TomoTherapy and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TomoTherapy’s directors and executive officers is available in TomoTherapy’s proxy statement for its 2010 annual meeting of shareholders and TomoTherapy’s Annual Report on Form 10-K for the year ended December 31, 2010, which were filed with the SEC on March 22, 2010 and March 3, 2011, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.
Forward-looking Statements
The foregoing may contain certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with the medical device industry and the transaction between Accuray and TomoTherapy. Except for the historical information contained herein, the matters set forth in this press release, including the expected structure and timetable for the transaction between Accuray and TomoTherapy, the transaction’s anticipated strategic and financial benefits, financial prospects and guidance, expectations regarding Accuray’s and TomoTherapy’s ongoing operations, employees, sales, product development and commercialization, synergies and economies of scale following the transaction, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or managements’ good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: the satisfaction of closing conditions for the transaction between Accuray and TomoTherapy, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; market conditions; the effect of the announcement of the transaction on Accuray’s and TomoTherapy’s respective businesses; the impact of any failure to complete the transaction; the risk that Accuray and TomoTherapy will not realize the anticipated benefits of the transaction; the potential inability to successfully operate or integrate TomoTherapy’s business; general industry and economic conditions; and other factors beyond the companies’ control and the risk factors and other cautionary statements described in Accuray’s and TomoTherapy’s filings with the SEC. Please refer to the Risk Factors section of Accuray’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, and the Risk Factors set forth in TomoTherapy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a further list and description of additional business risks, uncertainties, and other factors that may affect these statements. Neither Accuray nor TomoTherapy intends to update these statements and undertakes no duty to any person to provide any such update under any circumstance.